EXHIBIT 2.7


                             CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT is dated as of November 10, 1999, by and between GGP LIMITED PARTNERSHIP, a Delaware limited partnership ("SELLER"), and GGP/HOMART II L.L.C., a Delaware limited liability company (the "COMPANY").

                                 R E C I T A L S

         WHEREAS, Seller owns 100% of the common shares of GGP-Natick Trust, a Massachusetts business trust ("NATICK Trust"), the owner of a 99.999% interests as a limited partner in General Growth Properties-Natick Limited Partnership, a Delaware limited partnership (the "EXISTING VENTURE");

         WHEREAS, Natick Trust owns 100% of the stock of General Growth Properties-Natick II, Inc., a Delaware corporation ("NATICK II"), the owner of the remaining .001% interest as a general partner the Existing Venture;

         WHEREAS, the Existing Venture is the owner of the real property commonly known as Natick Mall, Natick, Massachusetts which is more particularly described on EXHIBIT A attached hereto, other than the property owned by the Anchors (as hereinafter defined) at such mall; and

         WHEREAS, Seller desires to contribute to the capital of the Company all of the common shares of Natick Trust, and the Company desires to acquire such common shares.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

         1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

         "ADA" shall mean the Americans With Disabilities Act, as amended.

         "AFFILIATE" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person specified. The term "control" as used in the immediately preceding sentence, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity or (b) the ownership (directly or indirectly) of not less than 50% of the voting stock of a corporation or not less than 50% of the aggregate legal and equitable interest in a limited liability company, a partnership or other business entity.

         "AGREEMENT" shall mean this Contribution Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

         "ANCHOR" shall mean each Person identified in SCHEDULE 1.1-1.

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section
2.3(a).

         "AUDITOR" shall have the meaning set forth in Section 5.2(b).

         "BALANCE SHEET SETTLEMENT DATE" shall have the meaning set forth in
Section 5.1(c.

         "BOOKS AND RECORDS" shall mean all records, books of account and papers of the Existing Venture relating to the construction, ownership and operations of the Property, including architect's drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, employee manuals, records and correspondence relating to insurance claims, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Property available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, underground storage tank reports, feasibility studies, appraisals, ADA surveys or reports, OSHA asbestos surveys, marketing studies, mall documents and compilations, lease summaries and originals and/or copies of Leases, the REA and the Contracts and correspondence related thereto.

         "CLOSING" shall have the meaning set forth in Section 4.1.

         "CLOSING BALANCE SHEETS" shall have the meaning set forth in Section 5.1(a).

         "CLOSING DATE" shall have the meaning set forth in Section 4.1.

         "CLOSING DOCUMENTS" shall mean the Seller Closing Documents and the Company Closing Documents, collectively.

         "CLOSING NET EQUITY" shall mean, in the case of the Preliminary Proration Date Balance Sheet or Proration Date Balance Sheet, the excess of the book value of the assets reflected on such balance sheet over the liabilities reflected thereon.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY CLOSING DOCUMENTS" shall have the meaning set forth in Section 4.3.

         "CONTRACTS" shall mean all equipment leases and all service, maintenance and other contracts and concessions that are currently in effect and to which the Existing Venture is a party respecting the use, maintenance, development, sale or operation of the Property or any portion thereof (but excluding this Agreement, the Leases, the Permitted Exceptions and the REA) including those which are listed on SCHEDULE 6.1(I), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

         "CONTRIBUTION AMOUNT" shall have the meaning set forth in Section 2.2.

         "DEFECT" shall mean any Lien, encumbrance, easement, agreement, restriction, proceeding, lis pendens, notice, encroachment or exception to title other than a Permitted Exception that materially and adversely affects the title to or use of the Property.

         "ENVIRONMENTAL LAWS" shall mean all federal, state and local statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, underground storage tanks or the protection of human health, natural resources or the environment, as any of the same may be amended from time to time, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. ss.136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.); the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. ss.11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. ss.2601 et. seq. or any equivalent state or local laws or ordinances; the Atomic Energy Act, 42 U.S.C. ss.2011 et. seq., or any equivalent state or local laws or ordinances; the Clean Water Act (the "Clean Water Act"), 33 U.S.C. ss.1251 et. seq. or any equivalent state or local laws or ordinances; the Clean Air Act (the "Clean Air Act"), 42 U.S.C. ss.7401 et seq. or any equivalent state or local laws or ordinances; the Occupational Safety and Health Act, 29 U.S.C. ss.651 et seq. or any equivalent state or local laws or ordinances.

         "EXISTING INDEBTEDNESS" shall mean the loans listed on Schedule 6.1(x).

         "EXISTING INDEBTEDNESS DOCUMENTS" shall have the meaning set forth in
Section 6.1(x).

         "EXISTING LENDER" shall mean the holder or holders of the Existing Indebtedness as specified on Schedule 6.1(x).

         "EXISTING MANAGER" shall mean General Growth Management, Inc.

         "EXISTING VENTURE" shall mean General Growth Properties-Natick Limited Partnership, a Delaware limited partnership.

         "EXECUTION DATE" shall mean the date of this Agreement.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 6.1(v).

         "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

         "GAAS" shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time.

         "GOVERNMENTAL AUTHORITY" shall mean any federal, state or local government, court, department, commission, board and office having jurisdiction over the Property, Seller, Existing Venture or the Company, or any other body exercising functions similar to those of any of the foregoing.

         "HAZARDOUS MATERIALS" shall mean any substance, material, waste, gas or particulate matter which (i) is now, or at any future time may be, regulated by the United States Government, the state in which the Real Property is located, any other state with jurisdiction, or any local governmental authority, or (ii) the exposure to, or manufacture, possession, presence, use generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental

Law, or (iii) requires investigation or remediation under any Environmental Law or common law, or (iv) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous. Such term includes any material or substance which is (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste" or any like or similar term under any applicable Environmental Law; (2) oil and petroleum products; (3) asbestos or asbestos-containing material as defined in the regulations of the Occupational Safety and Health Administration at 29 C.F.R. ss.1910.1001; (4) polychlorinated biphenyls; (5) radioactive material; (6) designated as a "toxic pollutant" or a "hazardous substance" pursuant to Sections 307 or 311 of the Clean Water Act;
(7) defined as a "hazardous waste" pursuant to Section 1004 of RCRA; (8) defined as a "hazardous substance" pursuant to Section 101 of CERCLA; (9) designated as a "hazardous chemical" substance or mixture pursuant to TSCA; (10) designated as an "extremely hazardous" substance under Section 302 of EPCRA; (11) designated as a "priority pollutant" or "hazardous air pollutant" pursuant to the Clean Air Act; (12) designated as a hazardous chemical under the Occupational Safety and Health Act; (13) radon gas or other radioactive source material, including special nuclear material, and byproduct materials regulated under the Atomic Energy Act, 42 U.S.C. ss.2011 et. seq.; (14) subject to regulation under FIFRA;
(15) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; or (16) infectious wastes or materials and pathogenic bacteria or other pathogenic microbial agents.

         "IMPROVEMENTS" shall mean improvements, buildings, structures, fixtures, facilities, installations, machinery and equipment, in, on, over or under the Land, including the foundations and footings therefor, elevators, plumbing, air conditioning, heating, ventilating, mechanical, electrical and utility systems (except to the extent owned by a utility company) and any other similar systems, signs and light fixtures (except to the extent of trade fixtures and equipment owned by tenants under the Leases), doors, windows, fences, parking lots, walks and walkways and each and every other type of physical improvement to the extent owned, in whole or in part, by the Existing Venture, located at, on or affixed to the Land, to the full extent such items constitute or are or can or may be construed as realty under the laws of the state in which the Real Property is located.

         "INDEMNIFIED COMPANY PERSONS" shall have the meaning set forth in
Section 8.1.

         "INDEMNIFIED PARTY" shall have the meaning set forth in Section 8.3.

         "INDEMNIFIED SELLER PERSONS" shall have the meaning set forth in
Section 8.2.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 8.3.

         "LAND" shall mean those certain parcels of real estate described on EXHIBIT A.

         "LANDLORD WORK" shall mean all work, improvements, fixtures, fittings and equipment (other than normal repairs, maintenance or replacements) that are required (or may in the future be required) to be furnished or provided to Tenants or REA Parties or paid for by landlord or developer under the terms of the Leases or the REA, as in effect on the date hereof.

         "LEASES" shall mean all leases, tenancies, concessions, licenses and occupancy agreements currently in effect and to which the Existing Venture or any of its predecessors in title is a party affecting or relating to the Property including those which are listed on SCHEDULE 6.1(G), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

         "LEGAL REQUIREMENTS" shall mean any laws, ordinances, orders, rules, regulations and requirements of any Governmental Authority which may be applicable to the Property, the Existing Venture or Seller.

         "LIENS" shall mean any mortgages, deeds of trust, security interests, judgments or charges, pledges, options, rights of first offer or first refusal, liens of any type, restrictions, claims and other encumbrances of any nature whatsoever other than the Existing Indebtedness Documents.

         "LIEN SEARCHES" shall mean a search report by an independent search firm reasonably acceptable to the Company of the Secretary of State records, county recorder records, local court records (federal, state, county and municipal) and such other official public records with respect to the Property that would disclose the presence of any Liens, bankruptcy proceedings, lis pendens or other matters affecting the Property, the Existing Venture or Seller.

         "LOSSES" shall mean any and all claims, actions, suits, proceedings, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses, including reasonable attorneys', experts' or consultants' fees and expenses.

         "NATICK II" shall mean General Growth Properties-Natick II, Inc., a Delaware corporation.

         "NATICK TRUST" shall mean GGP-Natick Trust, a Massachusetts business trust.

         "OPERATING AGREEMENT" shall mean that certain Operating Agreement among the Company, Seller and the New York State Common Retirement Fund dated as of the date hereof.

         "PARTY" shall mean a party to the REA, a Contract or Permitted Exception Document (or the successor or assignee thereof) or a Tenant under a Lease, in each case other than the Existing Venture or its predecessors in title with respect to the Property.

         "PERMITTED EXCEPTION DOCUMENT" shall have the meaning set forth in
Section 2.3(b).

         "PERMITTED EXCEPTIONS" shall mean the exceptions to title to the Property listed on EXHIBIT B attached hereto and made a part hereof.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

         "PERSONALTY" shall mean all of the personal property, both tangible and intangible, owned by the Existing Venture (and the Existing Venture's interest in any of the following) and located in or upon or used in connection with the operation or maintenance of the Property, including machinery; equipment; building supplies and materials; consumables; inventories; names, logos, trademarks, trade names and copyrights; all assignable licenses, permits, approvals, authorizations, variances, consents and certificates of occupancy; all assignable guarantees or warranties (including performance bonds obtained by, or for the benefit of, the Existing Venture, pertaining to the ownership, construction or development of the Real Property or any part thereof); the Books and Records; computer and peripheral equipment; computer software and data contained in hard drives and on diskette; advertising materials; and telephone exchange numbers. Without limiting the foregoing, "Personalty" shall include the property listed on SCHEDULE 1.1-2. Personalty shall not include personal items belonging to Tenants or to employees of the Existing Venture and the rights of the Existing Venture in and to the Leases, the REA and the Contracts.

         "PRELIMINARY PRORATION DATE BALANCE SHEET" shall have the meaning set forth in Section 5.1(a).

         "PROMOTIONAL ASSOCIATION" shall have the meaning set forth in Section 6.1(l).

         "PROPERTY" shall mean (a) the Real Property, (b) the Personalty, (c) the rights and interests of the Existing Venture in, to and under all Leases,
(d) the rights and interests of the Existing Venture in, to and under the REA,
(e) the rights and interests of the Existing Venture in, to and under the Contracts to the extent assignable, (f) the rights and interests of the Existing Venture in, to and under the Existing Indebtedness Documents.

         "PRORATION DATE" shall mean November 30, 1999.

         "PRORATION DATE BALANCE SHEET" shall have the meaning set forth in
Section 5.1(a).

         "REAL PROPERTY" shall mean the Land and the Improvements, together with all of the estate, right, title and interest of the Existing Venture therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; and (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing (including all rights of the Existing Venture under the REA).

         "REA" shall mean (i) that certain Memorandum Of Operating Agreement dated as of May 1, 1964 by and among Federated Department Stores, Inc., and Sears, Roebuck and Co., as supplemented and/or amended by (a) that certain First Amendment to Operating Agreement dated as of May 1, 1964 between Federated Department Stores, Inc., and Sears, Roebuck and Co., (c) that certain Second Amendment to Operating Agreement dated as of October 5, 1964 by and among Federated Department Stores, Inc., and Sears, Roebuck and Co., (d) that certain Third Amendment to Operating Agreement dated as of July 29, 1965 by and among Federated Department Stores, Inc., and Sears, Roebuck and Co., (e) that Supplemental Operating Agreement dated as of August 5, 1965 by and among Sears, Roebuck and Co. and Natick Mall, Inc., (f) that Fourth Amendment to Operating Agreement dated as of May 4, 1966 by and among Federated Department Stores, Inc., Sears, Roebuck and Co., Worchester-Natick Properties, Inc., and William D. Lane, (g) that Assignment and Assumption of Operating Agreement dated as of April 30, 1988 by and among Federated Department Stores, Inc., and The May Department Stores Company and (h) as affected by Affidavit of Termination of Operating Agreement dated September 22, 1993 and (ii) that certain Construction, Operation and Reciprocal Easement Agreement dated as of September 22, 1993 by and among Homart Development Co., The May Department Stores Company (in its capacity as lessee of the Filene's parcel) and The May Department Stores Company (in its capacity as lessee of the Lord & Taylor's parcel) .

         "REGULATIONS" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "RENT ROLL" shall have the meaning set forth in Section 6.1(e).

         "RENTS" shall mean fixed, minimum, additional, percentage and overage rents, common area maintenance charges, advertising and promotional fees, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges, amounts payable with respect to real estate and any other taxes, and other amounts payable by any Party under the Leases and the REA.

         "RETAINED DEBT" shall have the meaning set forth in the Operating Agreement.

         "SELLER CLOSING DOCUMENTS" shall have the meaning set forth in Section 4.2.

         "SELLER'S INTEREST" shall mean 100% of the common shares of Natick
Trust

         "SELLER'S LIABILITIES" shall have the meaning set forth in Section 2.3(b).

         "SURVEY" shall mean the Urban ALTA/ACSM Land Title Survey of the Property by Guerriere & Halnon, Project #F-2307, last revised August 16, 1999.

         "TENANTS" shall mean tenants, concessionaires, licensees and/or occupants under the Leases.

         "TENANT SERVICES" shall mean all services supplied by or on behalf of the Existing Venture to Tenants for which Tenants are separately charged, other than services in the nature of common area maintenance.

         "THIRD PARTY CLAIM" shall have the meaning set forth in Section 8.3(a).

         "TITLE COMMITMENT" shall mean the Commitment for Title Insurance No. 9951-25264 issued by the Title Company to the Company effective as of August 12, 1999, together with copies of all documents underlying all exceptions to title and all encumbrances on and other matters of record affecting the Real Property.

         "TITLE COMPANY" shall mean Chicago Title Insurance Company.

         "TITLE POLICY" shall mean Owner's Policy of Title Insurance No. 9451-01495-99 issued by Title Company and effective as of January 22, 1996, insuring the Existing Venture as owner of good, marketable and indefeasible fee title to the Property, subject only to the Permitted Exceptions.

         "TRANSACTIONS" shall mean the transactions contemplated by this Agreement.

         "UTILITY DEPOSITS" shall have the meaning set forth in Section 5.8.

         1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to "Exhibit" shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, be made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph or article hereof. The words "include", "includes" and "including" shall be deemed in each case to be followed by the phrase "without limitation".

         1.3 Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                                   ARTICLE II
                                  Contribution

         2.1 Contribution of Seller's Interest. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall contribute to the Company, and the Company shall acquire, Seller's Interest, free and clear of all Liens. The Seller's Interest shall be deemed to have a fair market value equal to $300,000,000.00, which represents the fair market value of the Property, plus or minus Closing Net Equity as set forth on the Preliminary Proration Date Balance Sheet (such amount, as the same is adjusted as hereinafter provided, the "Contribution Amount").

         2.2 Consideration. In consideration for the contribution of Seller's Interest and certain other property being contributed to the capital of the Company by Seller, and in addition to the assumption of liabilities and adjustments as hereinafter provided, on the Closing Date, Seller shall receive units of membership interest in the Company pursuant to the Operating Agreement.

         2.3      Liabilities.

                  (a) The Existing Venture shall continue to be liable and responsible for all liabilities and obligations of the Existing Venture other than the Seller's Liabilities (the "Assumed Liabilities"). Without limiting the foregoing, Assumed Liabilities shall include all liabilities and obligations relating to the Existing Indebtedness (other than Seller's Retained Debt) notwithstanding any joint and several or other liability of Seller under the Existing Indebtedness. Further without limiting the foregoing, Assumed Liabilities shall include all leasing costs, allowances, concessions, rent abatements, build-out costs, other leasing inducements and leasing commissions with respect to (i) all leases executed on or after September 1, 1999, and (ii) all leases identified on Schedule 2.3(b) attached hereto without regard to the date of execution thereof, including commissions due to Existing Manager.

                  (b) Seller shall be responsible for all of the following liabilities or obligations of the Existing Venture, Seller or any predecessor of any of them (collectively, the "SELLER PARTIES") or other Person specified below (collectively, the "Seller's Liabilities"): (i) any liability or obligation that is not related to the Property, (ii) any liability or obligation that arises from contracts or agreements other than the Leases, the Contracts, the REA, the Existing Indebtedness Documents or the instruments or agreements constituting the Permitted Exceptions (a "PERMITTED EXCEPTION DOCUMENT") (except to the extent the Existing Venture accepts the benefits thereof), (iii) any tort liability arising from any accident, injury, event, circumstance, action or omission occurring prior to the Closing Date (except to the extent of the insurance proceeds received by the Existing Venture in connection therewith), whether or not asserted before or after the Closing, (iv) any liability or obligation to a Party for breach of, or other payment obligation under, a Lease, REA, Contract or Permitted Exception Document (including any claimed overcharge of common area maintenance or other similar charges but excluding the items covered in clause (v)), to the extent that the liability or obligation relates to the period or accrued prior to the Closing Date, whether or not asserted before or after the Closing, (v) all leasing costs, costs of Landlord Work (net of the value of any additional revenues that are to be received by the Existing Venture and are directly attributable to the Landlord Work), allowances, concessions, rent abatements, build-out costs, other leasing inducements and leasing commissions, with respect to all leases executed prior to September 1, 1999 (except with respect to the leases identified on Schedule 2.3(b) attached hereto which are included in Assumed Liabilities as set forth in Section 2.3(a) above),
(vi) any fine, penalty or other amount that is imposed or assessed by or which was payable to (including any installment thereof) a Governmental Authority for the period prior to the Closing Date, whether or not imposed or assessed before or after the Closing, (vii) all federal, state and local taxes of any Seller Party of whatever kind and nature relating to the period prior to Closing,
(viii) liabilities and obligations relating to any employees (current or former), employee benefit plans or collective bargaining agreements of the Existing Manager or any Seller Party that accrued, relate to or arise from any incident, event, circumstance, action or omission occurring during the period through the Closing Date, including severance pay and accrued vacation pay obligations and other liabilities of the Existing Manager, any Seller Party, the Company or others relating to the termination of any of such employees prior to the Closing or as the result of the consummation of the Transactions, (ix) any liability or obligation to pay for work performed at, or materials supplied or delivered to, the Property prior to the Closing, (x) any liability or obligation relating to litigation that is commenced by Persons other than Parties or Governmental Authorities and that relates to incidents, events, circumstances, actions or omissions occurring during the period prior to Closing, whether or not asserted before or after the Closing and (xi) any other costs or liabilities imposed on Seller hereunder or under the Operating Agreement, including the obligations of Seller thereunder as to the Retained Debt. Notwithstanding anything to the contrary contained herein, Seller's Liabilities shall not include (i) any liabilities or obligations to the extent that the Company has received a credit therefor under the provisions of Article V and (ii) subject to the provisions of Section 2.3(c), the cost of repair, remediation or correction of any physical defect in the Property (but do include damages, fines or other amounts owing to Parties, Governmental Authorities or others on account of any such physical defect to the extent that such damages, fines or other amounts are not for the cost of repair, remediation or correction thereof).

                  (c) Nothing contained in this Section 2.3 shall impair the rights of the Company for a breach of any representation or warranty contained herein or in the Seller Closing Documents.


                                   ARTICLE III
                               Costs and Expenses

         3.1 Title and Survey Costs. Title and Survey costs shall be paid as follows:

                  (a) The Company shall pay the cost of obtaining the Title Commitment and the cost of recording any documents required to release, cure or remove Defects;

                  (b)  The Company shall pay the cost of obtaining the Survey;

                  (c) The Company shall pay the cost of recording any other documents;

                  (d) Subject to any separate agreement between Seller and the Company, the Company shall be solely responsible for the payment of any real property transfer taxes levied or imposed upon Seller or the Property as a result of the transfers to the Company, gains taxes levied or imposed upon Seller or the Property as a result of the transfers to the Company, sales taxes levied or imposed upon Seller or the Property as a result of the transfers to the Company, and documentary stamps and other taxes, fees or charges imposed in connection with the conveyance of Seller's Interest or any portion thereof;

                  (e) The Company shall pay all filing fees and charges and any personal property sales taxes in connection with the indirect transfer of the Personalty to the Company; and

                  (f)  The Company shall pay the costs of the Lien Search.

         3.2 Other Costs. Except for expenses and costs related to the termination of any existing management agreement and the termination of any employees, the Company shall pay any and all costs or expenses in connection with the termination of any Contracts to be terminated in accordance with the terms of this Agreement. The Company shall pay the legal fees of its counsel and Seller shall pay the legal fees of Neal, Gerber & Eisenberg incurred in connection with the drafting and negotiation of this Agreement and the Closing of the Transactions.

                                   ARTICLE IV
                                     Closing

         4.1 Closing. The closing of the Transactions (the "CLOSING") shall take place at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois 60602, commencing at 10:00 a.m., local time, on the date hereof (the "CLOSING DATE").

         4.2 Seller Closing Documents. On or prior to the Closing Date, Seller shall deliver, or cause to be delivered, to the Company the following documents (collectively, the "SELLER CLOSING DOCUMENTS"), duly executed by Seller and the other parties thereto (other than the Company) and in form and substance reasonably acceptable to the Company and to Seller unless the form thereof is attached hereto:

                  (a) Stock powers or assignments separate from certificate transferring 100% of the common shares of Natick Trust to the Company, thereby assigning Seller's Interest from Seller to the Company.

                  (b) An affidavit of Seller stating its U.S. taxpayer identification number and that it is a "United States person", as defined by Sections 1445(f)(3) and 7701(b) of the Code.

                  (c) Such certificates as the Company may reasonably request as to the authorization on the part of Seller of the execution, delivery and performance of this Agreement and the authority of the Persons executing and delivering this Agreement and the Seller Closing Documents on behalf of Seller.

                  (d) Certificates issued by the Delaware Secretary of State, dated not more than ten (10) days prior to the Closing Date, certifying the good standing of Seller and the general partner(s) of Seller, respectively.

                  (e) Originals or certified copies of the organizational documents for the Existing Venture, Natick Trust and Natick II, including partnership agreements, operating agreements, articles of organization, by-laws, minute books and records of meetings, including all amendments thereof.

                  (f) Original, or copies certified by Seller as true, complete and correct, of each of the Leases and the REA, together with all Books and Records including current real estate tax bills, water, sewer and utility bills and all Tenant correspondence.

                  (g) Keys and combinations to locked compartments within the Property.

                  (h)  The Existing Indebtedness Documents.

                  (i) Any instruments, documents or certificates required to be executed by Seller with respect to any state, county or local transfer taxes applicable to the conveyance of Seller's Interest pursuant to this Agreement.

                  (j) Such other documents, instruments or agreements which Seller is required to deliver to the Company pursuant to the other provisions of this Agreement or which the Company reasonably may deem necessary or desirable in order to consummate the Transactions in accordance with the terms hereof.

         4.3 Company Closing Documents. On or prior to the Closing Date, the Company shall deliver to Seller the following documents (herein referred to collectively as the "COMPANY CLOSING DOCUMENTS"), duly executed by an authorized officer on behalf of the Company and the other parties thereto (other than Seller) and in form and substance reasonably acceptable to Seller and to the Company unless the form thereof is attached hereto:

                  (a) An agreement or agreements pursuant to which the Company accepts assignment of Seller's Interest.

                  (b) A duly executed and acknowledged Secretary's Certificate, certifying that the members of the Company have duly adopted resolutions authorizing the consummation of the Transactions and certifying the authority of the respective authorized signatories of the Company executing and delivering this Agreement and the Company Closing Documents in their capacities as officers of the Company.

                  (c) A certificate issued by the Secretary of State of Delaware dated not earlier than ten (10) days prior to the Closing Date certifying the existence and good standing of the Company as of the date of such certificate.

                  (d) Copies of the Certificate of Formation of the Company and any amendments thereto, as of the Closing Date certified by the Secretary of State of the State of Delaware as of a date not more than twenty (20) days prior to the Closing Date, together with a certificate of an officer of the Company to the effect that the Certificate of Formation of the Company, as certified by the Secretary of State of Delaware, has not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

                  (e) Any instruments, documents or certificates required to be executed by the Company with respect to any state, county or local transfer taxes applicable to the conveyance of Seller's Interest pursuant to this Agreement.

                  (f) Such other documents, instruments or agreements which the Company may be required to deliver to Seller pursuant to the other provisions of this Agreement or which Seller reasonably may deem necessary or desirable to consummate the Transactions; provided, however, that any such other document, instrument or agreement which Seller reasonably deems necessary or desirable shall not impose upon the Company any obligation or liability other than an obligation or liability expressly imposed upon the Company pursuant to the terms of this Agreement or pursuant to the terms of the other the Company Closing Documents specified in this Section 4.3.

         4.4 Joint Deliveries. Seller and the Company shall jointly execute and deliver the Preliminary Proration Date Balance Sheet.

                                    ARTICLE V
                              Net Equity Adjustment

         5.1      Net Equity Adjustment.

                  (a) At or prior to Closing, Seller shall prepare and deliver to the Company a balance sheet with respect to the Property and the Existing Venture (the "PRELIMINARY PRORATION DATE BALANCE SHEET") prepared as of the last day of the month prior to the Closing Date, or, if the data as of such date are unavailable, the last day of the second month prior to the Closing Date. No later than one hundred twenty (120) days after the Closing Date, the Company shall cause to be prepared and delivered to Seller an unaudited balance sheet with respect to the Property and the Existing Venture as of the Proration Date (the "PRORATION DATE BALANCE SHEET" and, together with the Preliminary Proration Date Balance Sheet, the "CLOSING BALANCE SHEETS"), showing Closing Net Equity. The Closing Balance Sheets shall be prepared on an accrual basis in accordance with GAAP applied in a manner consistent with that utilized in the preparation of the financial statements for General Growth Properties, Inc. without regard to any special provisions relating to its REIT status, provided however, that the following rules shall be employed:

                       (i) the following assets shall be excluded or eliminated: deferred rent receivables; deferred financing, leasing and other costs; tenant lease incentives; prepaid expenses to the extent the full amount thereof could not reasonably be expected to inure to the benefit of the Existing Venture (including but not limited to prepaid insurance premiums);

                       (ii)  no amount shall be recorded under the
         classification "Building & Improvements", "Fixtures & Equipment", "Tenant Improvements" and "Land";

                       (iii) net carrying amounts for or in respect of the following shall be eliminated, with such elimination to be done, in each case net of accumulated amortization and depreciation, allowances for bad debts and other contra accounts: building and improvements, fixtures and equipment, land, capitalized taxes, tangible personal property and goodwill;

                       (iv) the following assets shall be included (and shall be deemed to be part of the assets of the Existing Venture and transferred to the Company): all cash in the Existing Venture;

                       (v) the following liabilities shall be excluded or eliminated: Retained Debt, deferred revenues and income tax accounts;

                       (vi) at Seller's election, a liability may be excluded to the extent that it is a Seller's Liability and any reserves or other assets relating to such excluded liability shall be excluded or distributed to Seller;

                       (vii) there shall be excluded from assets an amount equal to proceeds from condemnation awards (or payments in lieu thereof), casualty insurance or the termination of any Lease, in each case received after the date hereof;

                       (viii) reserves for billed accounts receivable, including Rent and all other tenant charges, shall be calculated so that (A) accounts receivable from Tenants in bankruptcy shall utilize a reserve of 100%, (B) accounts receivable that are 90 days (but less than 120 days) past due shall utilize a reserve of 25%, and (C) accounts receivable that are more than 120 days past due shall utilize a reserve of 50%, and in each case accounts receivable shall also include a reserve of five percent (5%) for unbilled tenant charges, and an accrual shall be recorded for insurance deductibles based upon insurance company estimates; and

                       (ix) any distributions made by Existing Venture during November shall be treated as though not made.

                  (b) If, based on the Preliminary Proration Date Balance Sheet, Closing Net Equity exceeds zero, the Contribution Amount will be increased by the amount of such excess. If, based on the Preliminary Proration Date Balance Sheet, Closing Net Equity is less than zero, the Company will receive a credit against the Contribution Amount equal to the amount of such shortfall.

                  (c) If, based on the Proration Date Balance Sheet, Closing Net Equity, adjusted for the amount of any adjustment made pursuant to Section 5.1(b), exceeds zero, the Company will, no later than the later of (i) sixty-one
(61) days following the delivery of the Proration Date Balance Sheet or (ii) five (5) business days following the resolution of a dispute with respect to an item on the Proration Date Balance Sheet as set forth in subsection 5.2 hereof (the "BALANCE SHEET SETTLEMENT DATE"), pay to Seller the amount of such excess by wire transfer of immediately available funds to an account designated by Seller. If Closing Net Equity, adjusted for the amount of any adjustment made pursuant to Section 5.1(b), is less than zero, Seller will pay to the Company no later than the Balance Sheet Settlement Date the amount of such shortfall by wire transfer of immediately available funds to an account designated by the Company.

         5.2      Resolution of Disputes on Proration Date Balance Sheet.

                  (a) If Seller disagrees with any item on the Proration Date Balance Sheet, Seller shall notify the Company in writing of such disagreement within sixty (60) days after Seller's receipt of the Proration Date Balance Sheet. Such notice shall set forth the basis for such disagreement in reasonable detail. During such sixty (60) day period, the Company shall afford Seller and its duly designated representatives access to all of the Existing Venture's books and records, in each case solely for the purposes of resolving such disagreement. The Company and Seller shall thereafter negotiate in good faith to resolve any such disagreements, provided that Seller shall promptly pay to the Company, or the Company shall promptly pay to

Seller, as the case may be, the amount determined pursuant to Section 5.1(c) that is not subject to dispute.

                  (b) If the Company and Seller are unable to resolve any such disagreements within thirty (30) days after the expiration of the sixty (60) day period referred to in Section 5.2(a), or, if the Company and Seller are unable to resolve a dispute concerning the final adjustments to the Contribution Amount, the Company and Seller shall cause Ernst & Young LLP (the "AUDITOR") to resolve all disagreements on the disputed items as soon as practicable, provided that the Auditor shall be bound by the provisions of Section 5.1 and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of the Company and Seller shall permit the Auditor to have full access to its books, records, key employees and independent accountants in order to resolve any such disagreements. The resolution of such disagreements by the Auditor shall be final and binding on the Company and Seller. The fees and expenses of the Auditor shall be paid by the party whose position is most at variance with the decision of the Auditor.

                                   ARTICLE VI
                         Representations and Warranties

         6.1 Seller's Representations and Warranties. Seller represents and warrants to the Company as follows:

                  (a) Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority to execute, deliver and perform this Agreement. Seller has delivered to the Company true, correct and complete copies of its limited partnership agreement and all amendments and modifications thereto.

                  (b) The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and the Seller Closing Documents will be, duly executed and delivered by Seller. This Agreement constitutes, and when so executed and delivered the Seller Closing Documents will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                  (c) None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including any governmental body, agency or instrumentality) under (i) the organizational documents of Seller or its general partner or, any agreement, instrument or other document to which Seller or its general partner is a party or by which it is bound, (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to the Property, the Existing Venture, Seller or its general partner (other than notification of ownership change or transfer or reissuance of permits as may be required under Environmental Laws), or (iii) any contract or agreement by which Seller or the Existing Venture may be bound.

                  (d) Seller has good and marketable title to Seller's Interest free and clear of Liens and, upon execution and delivery of the Seller Closing Documents, the Company will have good and marketable title to Seller's Interest free and clear of Liens other than Liens created by, under or through the Company. No other property (other than the Real Property and property owned by any Anchor) comprises "Natick Mall".

                  (e) Schedule 6.1(e) is a true, correct and complete copy of the rent roll of the Property (the "RENT ROLL") as of November 1, 1999, prepared in the format prescribed by the MRI software reporting system currently in place at the Property. All information therein is accurate as of its date. Except as set forth to the contrary on Schedule 6.1(e), no Tenant has paid any rent in advance except for the current month.

                  (f) Schedule 6.1(f) is a true, correct and complete schedule of delinquencies in Rent, common area maintenance and other similar charges, showing amounts payable as of November 1, 1999 by each Party, which schedule sets forth separately and certifies the items of Rents with respect to which each such Party is in arrears, the amount of each item and the period of such arrearage.

                  (g) Schedule 6.1(g) contains a complete and correct list of all existing Leases and modifications thereof and supplements thereto regardless of whether the terms thereof have commenced, setting forth with respect to each
(i) the date thereof and of each modification thereof and supplement thereto and
(ii) the names of the Parties thereto (including the name of the current assignee, if any, but only if and to the extent Seller has actual notice of any such assignment). A true and complete copy of each Lease demising space in excess of 10,000 square feet, together with each modification thereof and supplement thereto, has heretofore been furnished to the Company for inspection and has been delivered to the Company on the date hereof. Each Lease constitutes the entire agreement between the Existing Venture and each Party thereto, and the Existing Venture has not made any oral promises or agreements amending or modifying the same. No Person is using or occupying (or is entitled to use or occupy) the Real Property except under a Lease or the REA.

                  (i) There are no leases executed by the Existing Venture or other rights of occupancy or use granted by the Existing Venture or, to Seller's knowledge, its predecessors in title of any portion of the Property other than the Leases. Each of the Leases is valid and subsisting and in full force and effect, and no Rents or other payments or deposits are held by Seller, the Existing Venture or the Existing Venture's agent, except the security deposits (together with the amount of accrued and unpaid interest thereon) described on the Rent Roll and Rents prepaid for the current month. As of the Closing Date, no Rents due under, or any other interest in, any of the Leases will be assigned to any party other than the Existing Lender, or are otherwise pledged or encumbered in any way. All Security Deposits are being, and have been, held in compliance with all Legal Requirements.

                  (ii) Except as set forth on Schedule 6.1(g), no Tenant has made any written claim which has been received by Seller or the Existing Venture or, to Seller's knowledge, has any other claim, whether or not in writing (A) that the Existing Venture has defaulted in performing any of its obligations under any of the Leases which has not heretofore been cured, (B) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (C) that such Tenant is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by such Tenant, or (D) that such Tenant is entitled to cancel its Lease or to be relieved of its operating covenants thereunder.

                  (iii) With the exception of delinquencies in the payment of Rents which are set forth on Schedule 6.1(f), no material default exists under any of the Leases on the part of the Tenant thereto and Seller has no knowledge of any condition, which, with the passage of time, or giving of notice, would constitute a default under any Lease. With the exception of any requirement to repair any physical defects in the Property, the Existing Venture is not in default under the Leases. The Existing Venture has not delivered any default notices to any Tenant under any Lease which has not been cured.

                  (iv) There are no rent abatements, offset rights, "free rent periods" or other tenant concessions or inducements, including lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any of such Leases except as set forth in the Leases. There are no expansion rights, options or rights to renew, extend or terminate the Leases, except as set forth in the Leases. Neither Seller nor the Existing Venture have granted any rights, options or rights of first refusal of any kind to any Tenant or otherwise, which are currently in effect, to purchase or to otherwise acquire the Property or any part thereof or interest therein. All of the improvements to be constructed by the landlord under each of the Leases, or as required under any collateral agreement, plans or specifications related to the Leases, have been fully completed in accordance with the terms thereof and have been paid for.

                  (v) No condition exists that would permit any Party to any Lease or REA to cancel or terminate such Lease or REA, be released from liability from such Lease or REA or reduce its obligations under any Lease or REA.

                  (vi) Neither Seller nor the Existing Venture or any Affiliate of any of the foregoing, has made a loan or otherwise extended any credit to any Tenant.

                  (h) The REA constitutes the only reciprocal easement agreements or operating agreements encumbering the Property. A true and complete copy of the REA has heretofore been furnished to the Company, together with each written modification thereof and supplement thereto. The REA constitutes the entire agreement between the Existing Venture and each REA Party thereto, and neither Seller nor the Existing Venture have made any oral promises or agreements amending or modifying the same.

                  (i) The REA is valid and in full force and effect, and no Rents or other payments or deposits are held by Seller, the Existing Venture or Seller's agent, except the Rents prepaid for the current month. As of the Closing Date, no Rents due under, or any other interest in, the REA will be assigned to any party other than the Existing Lender, or are otherwise pledged or encumbered in any way.

                  (ii) Except as set forth on Schedule 6.1(h), none of the REA Parties has made any written claim which has been received by Seller, the Existing Venture or, to Seller's knowledge, has any other claim, whether or not in writing (A) that the Existing Venture has defaulted in performing any of its obligations under any of the REAs which has not heretofore been cured, (B) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (C) that such REA Party is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by such REA Party, (D) that such REA Party is entitled to cancel its REA or to be relieved of its operating covenants thereunder, or (E) that there is a violation of any of the covenants, conditions or restrictions contained in such REA.

                  (iii) With the exception of delinquencies in the payment of Rents which are set forth on Schedule 6.1(f), no material default exists under the REA on the part of the REA Parties thereto and Seller has no knowledge of any condition which, with the passage of time or giving of notice, would constitute a default under any REA. With the exception of any requirement to repair any physical defects in the Property, the Existing Venture is not in default under the REA. The Existing Venture has not delivered any default notices to any party under the REA which has not been cured.

                  (iv) There are no rent abatements, offset rights, "free rent periods" or other concessions or inducements, including lease assumptions or buy-outs, applicable to the REA or any rights to extend or renew the REA except as set forth in Schedule 6.1(h) or the REA. There are no options or rights to renew, extend, expand or terminate the REA, except as set forth in Schedule 6.1(h). Except as set forth in
         Schedule 6.1(h), neither Seller nor the Existing Venture have granted any rights, options or rights of first refusal of any kind to any of the REA Parties, which are currently in effect, to purchase or to otherwise acquire the Property or any part thereof or interest therein. All of the improvements to be constructed by the developer or owner under the REA, or as required under any collateral agreement, plans or specifications related to the REA, have been fully completed in accordance with the terms thereof and paid for. No party to any REA has given notice that it has ceased or that it intends to cease operating its store or other property that it is required to operate under the REA.

                  (i) Each of the Contracts is in full force and effect. To Seller's knowledge, there have been no material defaults by any Party to a Contract which have not heretofore been cured. There has been no material default (without giving effect to any notice and cure rights) by the Existing Venture under any Contract or any claim received by Seller or the Existing Venture of any such default by any party thereto, which has not heretofore been cured except as set forth on Schedule 6.1(i)(a). Except as set forth on Schedule 6.1(i)(b), all of the Contracts are terminable upon notice given sixty (60) days or less before any such termination, without penalty, fee or cost. A true and complete copy of each Contract listed on Schedule 6.1(i)(b), together with any modifications, amendments or supplements thereto, has been delivered or made available to the Company.

                  (j) Schedule 6.1(j) contains a list of all permits, authorizations, approvals and licenses currently maintained with respect to the Property and all such permits, authorizations, approvals and licenses are in full force and effect. Neither Seller nor the Existing Venture have received any written notice of violation from any federal, state or municipal entity with respect to the Property or in connection with the operations conducted thereon that has not been cured or otherwise resolved to the satisfaction of such governmental entity. To Seller's knowledge, the permits, authorizations, approvals and licenses listed on Schedule 6.1(j) are all of the licenses and permits which are required for the present use of the Property.

                  (k)   Except for non-friable asbestos and as set forth on
Schedule 6.1(k), neither Seller, the Existing Venture nor any other Person has caused or permitted any Hazardous Material to be maintained, disposed of, stored, treated, recycled, brought upon, transported over or generated on, under or at the Property or any part thereof, except for the presence, maintenance, storage, use or transportation of substances commonly present or stored at or used in the ordinary operation and maintenance of shopping centers in ordinary quantities commonly present, stored or used at shopping centers and in compliance with applicable laws, including Environmental Laws. There has been no release or threatened release of any Hazardous Materials at, on or under the Property or any part thereof that will give rise to any obligation or liability to conduct or pay for any investigation, removal, remediation, monitoring, closure, or post-closure care at, on or under the Property or any part thereof, nor has there been any release or threatened release of Hazardous Materials with respect to any offsite location to which Hazardous Materials have, or are alleged to have, migrated or been transported from the Property. Seller and the Existing Venture are in compliance with, and have heretofore complied with, all applicable Environmental Laws with respect to the Property and as of the date hereof there are no violations of applicable Environmental Laws at the Property which have not been remediated in accordance with all applicable Environmental Laws. Neither Seller nor the Existing Venture have received any written notice from any governmental unit or other person that it or the Property is not in compliance with any Environmental Law or that it has any liability with respect thereto and there are no administrative, regulatory or judicial proceedings pending or, to the knowledge of Seller, threatened with respect to the Property pursuant to, or alleging any violation of, or liability under any Environmental Law. Except as set forth on Schedule 6.1(k), neither Seller nor the Existing Venture have installed any underground or above ground storage tanks on, under or about the Property and no such tanks are located on, under or about the Property.

                  (l) Except as set forth on Schedule 6.1(l), the Existing Venture is under no obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund and has not customarily in the past made or provided any such contributions or assistance. The promotional association established with respect to the Property (the "PROMOTIONAL ASSOCIATION") is an independent association established by and on behalf of the Tenants, Seller and the Existing Venture having no ownership, management, fiduciary or monetary interest of any kind therein. Seller and/or the Existing Venture has remitted to the Promotional Association any amounts received by it from Tenants and other Parties that constitute contributions to the Promotional Association. Seller and/or the Existing Venture, as the case may be, has made all required payments to any such Promotional Association or fund, if any.

                  (m) Except as provided in Schedule 6.1(m), there is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or, to Seller's knowledge, threatened against Seller or the Existing Venture relating to the Property, Seller's Interest or the Transactions, there are no unsatisfied arbitration awards or judicial orders against the Existing Venture and, to Seller's knowledge, there is no basis for any such arbitration, investigation or other proceeding. Copies of all pleadings and other documents furnished or made available by Seller to the Company with respect to the litigation described on Schedule 6.1(m) are true, accurate and complete in all respects.

                  (n) No condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to all or any part of the Property, and, to Seller's knowledge, no condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to any property owned by a Party to the REA which is the subject of such REA and to Seller's knowledge no Taking is threatened with respect to all or any part of the Property, or any property owned by a Party to the REA which is the subject of such REA.

                  (o) True, correct and complete copies of current real estate tax bills with respect to the Property, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority, have been delivered or made available to the Company. No portion of the Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Property. No application or proceeding is pending with respect to a reduction or an increase of such taxes. There are no tax refund proceedings relating to the Property which are currently pending and neither Seller nor the Existing Venture, nor any Affiliate thereof has applied for any such reduction. Seller has no knowledge of any special tax or assessment to be levied against the Property or any change in the tax assessment of the Property other than the annual assessment. Neither Seller nor the Existing Venture has received written notice of any, or has any knowledge of any special assessments currently affecting the Property.

                  (p)   Neither Seller nor the Existing Venture have received
(i) any written notice from any governmental authority having jurisdiction over the Property of, and to Seller's knowledge there does not exist, (A) any violation of any law, ordinance, order or regulation (including the ADA) affecting the Property, or any portion thereof, which has not heretofore been complied with or (B) any other obligation to any such governmental authority for the performance of any capital improvements or other work to be performed by Seller or the Existing Venture in or about the Property or donations of monies or land (other than general real property taxes) which has not been completely performed and paid for; or (ii) any written notice from any insurance company, insurance rating organization or Board of Fire Underwriters requiring any alterations, improvements or changes at the Property, or any portion thereof, which has not heretofore been complied with.

                  (q) No approval, consent, waiver, filing, registration or qualification with any third party, including any governmental bodies, agencies or instrumentalities is required to be made, obtained or given for the execution, delivery and performance of this Agreement or any of the Seller Closing Documents by Seller or the consummation of the Transactions (other than notification of ownership change or transfer or reissuance of permits as may be required under Environmental Laws).

                  (r) The Existing Venture is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own the Property and conduct the business now being conducted by it.

                  (s) Natick II is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own the interest owned by it in the Existing Venture and conduct the business now being conducted by it. Natick II owns a .001% interest as a general partner in the Existing Venture and no Person has any option or other right to acquire said interest or portion thereof, any other equity interest in the Existing Venture or any security or instrument convertible into any such equity interest.

                  (t) Natick Trust is a business trust duly formed, validly existing and in good standing under the laws of the State of Massachusetts with full power and authority to own the interest owned by it in the Existing Venture and conduct the business now being conducted by it. Natick Trust owns a 99.999% interest as a limited partner in the Existing Venture and no Person has any option or other right to acquire said interest or portion thereof, any other equity interest in the Existing Venture or any security or instrument convertible into any such equity interest.

                  (u) Natick Trust owns 100% of the common stock of Natick II and no Person has any option or other right to acquire said interest or portion thereof, any other equity interest in Natick II or any security or instrument convertible into any such equity interest.

                  (v) Seller has furnished the Company with the financial statements of the Existing Venture (consisting of balance sheets and income statements) as of, and for the calendar years ended, December 31, 1997 and December 31, 1998 (the "FINANCIAL STATEMENTS"). The Financial Statements are consistent with the books and records and accounts of the Existing Venture and fairly present the financial condition and results of the Existing Venture as of the dates thereof and for the periods referred to therein, and the Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Since December 31, 1998, the Existing Venture has conducted its business in the ordinary course consistent with past practice and there have been no material adverse changes in the financial condition of the business, and Seller has no knowledge of any circumstance or event which, insofar as can be reasonably foreseen, is likely to result in any such material adverse change.

                  (w)   [Intentionally Deleted].

                  (x) Schedule 6.1(x) accurately sets forth (i) a true, correct and complete list of all instruments, agreements and other documents relating to the Existing Indebtedness and all modifications or amendments thereof and supplements thereto (including guaranties, indemnity agreements and side letters) (the "EXISTING INDEBTEDNESS Documents"), (ii) the date of the Existing Indebtedness Documents and of each modification or amendment thereof and supplement thereto, (iii) the name of the holders of the Existing Indebtedness as of the date hereof, (iv) the unpaid balances (including any accrued interest thereon) thereof as of the date hereof, (v) the security therefor as of the date hereof and (vi) the amount of any deposits or escrows held or established in connection therewith. The Existing Indebtedness Documents are in full force and effect, neither Seller nor the Existing Venture has received or delivered any notice of default under any Existing Indebtedness Document which default has not been cured, and, to the knowledge of Seller, no default on the part of the Existing Venture or any other Party thereto exists thereunder (without regard to notice and cure provisions). A true and complete copy of the Existing Indebtedness Documents, including each written modification thereof and supplement thereto, have heretofore been furnished to the Company. Such documents constitute the entire agreement between the Existing Venture and each Party thereto, and there are no oral promises or agreements amending or modifying the same.

                  (y) Schedule 6.1(y) contains a true, complete and accurate list including the amounts thereof of all policies of insurance with respect to the Property, which policies are and will be kept in full force to and including the Closing Date. All premiums for such insurance have been paid in full. To Seller's knowledge, neither Seller nor the Existing Venture have performed, permitted or suffered any act or omission which would cause the insurance coverage provided in said policies to be reduced, cancelled, denied or disputed and neither Seller nor the Existing Venture have received (and has no knowledge of) any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) canceling or threatening to cancel any of said policies or denying or disputing coverage thereunder.

                  (z) To Seller's knowledge, there are no material structural or other material physical defects in the Improvements or any component or system of the Improvements and all such Improvements are in good condition and repair.

                  (aa) Neither Seller nor, to Seller's knowledge, the Existing Venture has received notice that there is, and, to Seller's knowledge, there does not now exist, any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Real Property or any portion thereof.

                  (bb) The Existing Venture has no employees. There are no collective bargaining or union agreements with respect to the employees at Property or to which Seller or the Existing Venture is bound. The Existing Venture does not maintain or sponsor any employee benefit plan, including any plans subject to the Employer Retirement Income Security Act of 1974, as amended. There are no pending claims or, to Seller's knowledge, any threatened claim against the Existing Venture by any employee whose employment related to the Property.

                  (cc) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

                  (dd)  [Intentionally Deleted].

                  (ee) All material documents and Books and Records have been delivered or have been made available to the Company. All of the documents and Books and Records that have been delivered or made available to the Company by or on behalf of Seller, are true, correct and complete copies of what they purport to be and have not been modified or amended, except as specifically noted therein. All information set forth in the exhibits and schedules to this Agreement is true, correct and complete in all material respects and not misleading. Seller does not have any knowledge of any significant adverse fact or condition relating to the Property, which has not been specifically disclosed in writing by Seller to the Company.

                  (ff) There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants (including renewing leases at expanding spaces) with respect to the Property other than as disclosed in
Schedule 6.1(ff).

                  (gg) Schedule 1.1-2 attached hereto contains a true, correct and complete description of the Personalty (including the name "Natick Mall"), and except as disclosed on said Schedule 1.1-2, the Existing Venture has good title to the Personalty free and clear from Liens and other encumbrances other than the lien of the Existing Indebtedness Documents and the Permitted Exceptions. The Personalty is all of the personal property that is necessary in order to operate and maintain the Real Property as a first class regional shopping center. The Existing Venture has taken all steps necessary in order to protect its exclusive right to use the name "Natick Mall" in connection with the Real Property.

                  (hh) As of October 15, 1999, (i) gift certificates having an aggregate value of $1,777,941.55 have been sold, and (ii) gift certificates having an aggregate value of $232,520.00 are outstanding.

                  (ii) Except as set forth in Schedule 6.1(ii) attached hereto, neither Seller, nor any Affiliate of Seller (other than the Existing Venture), owns (i) any right or interest in any real property adjacent to or neighboring the Real Property including any outparcel or (ii) any right or interest in any easement, right of way, development right, water or mineral right or any other right which in any way affects the Real Property.

                  (jj) Except for routine work in the ordinary course of operating the Real Property that will be paid when due, no work has been performed by Seller or is in progress at Seller's request at the Real Property, and no materials or supplies have been delivered to the Real Property at Seller's request, that has resulted in the imposition of, or might provide the basis for the imposition of, mechanics', materialmen's or other liens against the Real Property.

                  (kk) The sales reports heretofore furnished by Seller to the Company for calendar years 1996,1997 and 1998, and the rolling twelve (12) months sales report from March 1999, disclose the sales by Tenants at the Retail Property as reported to Seller by such Tenants.

                  (ll) All water, storm sewer/sanitary sewer, gas, electricity, telephone and other utility lines, pipes and other equipment necessary in order to operate the Real Property as a first class regional shopping center (collectively, the "UTILITY EQUIPMENT") presently serve the Real Property and, to Seller's knowledge, are in good working order. Neither Seller nor the Existing Venture, has any outstanding unpaid obligation to pay the cost of connection of any utility lines, pipes or other equipment serving the Real Property.

                  (mm) The Real Property has not suffered any casualty or other material damage that has not been fully repaired.

                  (nn) To Seller's knowledge, all HVAC, electric, gas, fire-safety, plumbing, mechanical and other systems at the Real Property are in good, working condition and no portion of same presently require replacement or significant repair (i.e., repairs which are ordinarily capitalized under generally accepted accounting principles).

                  (oo) Except as disclosed on Schedule 6.1(oo) attached hereto, no capital work is currently in progress or contemplated.

                  (pp) Neither Seller nor the Existing Venture, has received written notice from any Governmental Authority, from any Party to any REA, any Tenant or any party to any other agreement or document, or otherwise has knowledge, that the number of parking spaces at the Real Property is required under any Legal Requirement, any Lease, or the REA, to be increased above the number of parking spaces existing on the date hereof.

                  (qq) The Existing Venture has (i) filed all tax returns required to be filed by it under applicable Legal Requirements and (ii) timely paid all taxes shown to be due and payable on such tax returns.

                  (rr) Except as shown on the Title Commitment, from and after the date of the Title Policy no additional Defect has occurred, which if not cured, would have a material and adverse effect on the marketability of title to the Real Property. Seller has no knowledge of any defects, liens, encumbrances, adverse claims or other matters insured against under the Title Policy (collectively, the "INSURED MATTERS") that could result in the issuer of the Title Policy denying its liability to the Company on the grounds that the Existing Venture or the Company had knowledge of any such Insured Matters solely by reason of notice thereof imputed to it as a matter of law through either Seller, the Existing Venture or any Affiliate thereof.

                  (ss) Except as set forth on Schedule 6.1(ss), neither Seller nor the Existing Venture has received any written notice with respect to the Real Property of any violation of law or municipal ordinances, orders or requirements, that have been noted in or issued by any federal, state or municipal department having jurisdiction, and which have not been fully remedied and discharged of record.

                  (tt) To Seller's knowledge, Seller has provided the Company with access to any and all certificates, licenses, permits, leases, ground leases, operating agreements, books, records, documents and information relating to the Real Property and the ownership and operation thereof which are in the possession and control of Seller or the Existing Venture.

                  (uu) Seller is the owner of 100% of the common shares of Natick Trust. Seller owns 100% of the Seller's Interest and Seller's Interest represents 100% of the ownership interests in the Existing Venture. No Person has any option or other right to acquire Seller's Interest, any portion thereof or any other equity interest in Seller's Interest or any security or instrument convertible into any such equity interest.

                  Notwithstanding anything to the contrary contained herein, (a) Seller shall have no liability under this Agreement for the cost of repair, remediation or correction of any physical defect in the Property except as a result of a breach of the representations and warranties contained in Sections 6.1(k), (z), (mm) and (nn)) (but nothing contained in this paragraph shall limit Seller's liability for damages, fines or other amounts owing to Parties, Governmental Authorities or others on account of any such physical defect to the extent that such damages, fines or other amounts are not for the cost of repair, remediation or correction thereof) and (b) Seller shall have no liability for a breach of representation or warranty contained herein or in the Closing Documents to the extent that the Company has received a credit therefor under the provisions of Article V.

         6.2 Company Representations and Warranties. The Company represents and warrants to Seller as follows:

                  (a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

                  (b) The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all requisite action on the part of the Company. This Agreement has been, and the Company Closing Documents will be, duly executed and delivered by the Company. This Agreement constitutes, and when so executed and delivered the Company Closing Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

                  (c) None of the execution, delivery or performance of this Agreement or the Company Closing Documents by the Company does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including any governmental body, agency or instrumentality) under (i) the organizational documents of the Company or any material agreement, instrument or other document to which the Company is a party or by which the Company is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to the Company, other than notification of ownership change or transfer or reissuance of permits as may be required under Environmental Laws.

                  (d) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

         6.3 No Other Representations. Neither Seller nor any officer, director, shareholder, member, agent, partner, employee, or representative of Seller (or any officer, director, partner or employee of any agent of Seller) has made any representation whatsoever regarding the Property or any part thereof, or anything relating to the subject matter of this Agreement, except as expressly set forth in this Agreement, and the Company, in executing, delivering and performing this Agreement, has not and does not rely upon any statement, information, or representation to whomsoever made or given, whether to the Company or others, and whether directly or indirectly, verbally or in writing, made by any person, firm or corporation, except as expressly set forth in this Agreement or in the Seller Closing Documents.

         6.4 Knowledge Defined. For the purposes of this Agreement, "knowledge" (including "actual knowledge" and other similar terms) with respect to Seller and the Existing Venture shall mean matters as to which any of the following individuals have actual knowledge without any duty or responsibility to make any inquiry, review or investigation: (a) John Bucksbaum, (b) Robert A. Michaels, (c) Joel Bayer, (d) Bernard Freibaum and (e) Randy Richardson. Actual knowledge shall not be deemed to exist merely by assertion by the Company of a claim that any of the foregoing persons should have known of such facts or circumstances, if such person did not have actual knowledge thereof. Seller hereby represents and warrants that the foregoing individuals are the individuals with the primary responsibility for overseeing the sale, management, and operation of the Property at the level of vice president and above.

                                   ARTICLE VII
                              Additional Covenants

         7.1 Record Retention. Until three (3) years after the Closing, the Company shall provide Seller upon prior written notice and during normal business hours with reasonable access to the Books and Records and, at Seller's cost, copies of all or any portion thereof. The Company either shall retain such Books and Records until the third anniversary of the date hereof or notify Seller of its desire to dispose of such Books and Records pertaining to any period prior to the Closing which have been delivered to the Company and turn them over to Seller if Seller so requests. Seller agrees to keep, and to instruct its agents, employees and representatives to keep, confidential such Books and Records (and any information contained therein) and any information discovered in any such examinations and inspections, except in connection with any legal proceedings or to the extent required by law. Upon the Company's request, for a period of three (3) years after the Closing, Seller shall make all of Seller's records with respect to the Property which are in the possession or control of Seller available to the Company for inspection, copying and audit by the Company's designated accountants. The provisions of this Section 7.1 shall survive Closing.

         7.2 Publicity. In no event shall either Seller or the Company issue any press release or otherwise disclose any non-public information regarding this Agreement or the Transactions unless the other party has consented thereto in writing as to the form and substance of any such statement or disclosure (and Seller and the Company agree not unreasonably to withhold, condition or delay such consent); provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement or the Transactions to the extent necessary to such party's attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities laws or regulations or financial reporting requirements, or to obtain the Existing Indebtedness Consent Documents. Further, to the extent necessary, either party may disclose any information regarding this Agreement or the Transactions to its direct or indirect constituent partners, members or shareholders, as the case may be (and to counsel for such constituent partners, members and shareholders) and as otherwise necessary to comply with the terms of this Agreement. Any disclosure by a party's advisors or direct or indirect constituent partners, members or shareholders shall be deemed a breach hereof by such party. If for any reason this Transaction is not consummated, the Company will promptly return to Seller all originals and copies of documents, reports and financial and other information relating to the Property and to Seller which Seller has furnished to the Company. The obligations of Seller and the Company under this Section 7.2 shall survive the termination hereof, however caused.

         7.3 Assistance Following Closing. From and after the Closing, Seller at the Company's reasonable expense shall provide reasonable assistance to the Company in connection with the preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims. Without limiting the foregoing, Seller shall, upon the reasonable request of the Company from time to time, provide signed representation letters with respect to revenues and expenses of Seller if required under GAAS to enable the Company's accountants to render an opinion on the Company's financial statements.

         7.4 Further Assurances. Each of Seller and the Company agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intent and purpose of this Agreement; provided, however, that neither Seller nor the Company shall be obligated, pursuant to this Section 7.4 to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in this Agreement and/or its respective Closing Documents.

         7.5 No Intercompany Accounts. Prior to the Closing Seller shall pay, distribute, release or otherwise eliminate any and all intercompany debt or accounts between the Existing Venture and Seller or any Affiliate of Seller.

                                  ARTICLE VIII
                                 Indemnification

         8.1 Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless the Company and its members, officers, directors, managers, employees, representatives and agents, and any direct or indirect partner, shareholder, officer, director or member of any member of the Company, and their respective successors and assigns (collectively, the "INDEMNIFIED COMPANY PERSONS") from and against any Losses asserted against, incurred or suffered by any Indemnified Company Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the Seller Closing Documents,
(b) the breach or non-fulfillment by Seller of any of the covenants or agreements of Seller under this Agreement or the Seller Closing Documents, or
(c) Seller's Liabilities.

         8.2 Indemnification by the Company. From and after the Closing, the Company shall indemnify, defend and hold harmless Seller and its direct or indirect shareholders, directors, officers, members, partners, employees and agents, and their respective successors and assigns (collectively the "INDEMNIFIED SELLER PERSONS") from and against any Losses asserted against, incurred or suffered by any Indemnified Seller Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by the

Company in this Agreement or the Company Closing Documents, (b) the breach or non-fulfillment by the Company of any of the covenants or agreements of the Company under this Agreement or the Company Closing Documents, or (c) the Assumed Liabilities.

         8.3      Indemnification Procedure.

                  (a) Subject to the provisions of Section 8.3(d), the indemnified party (the "INDEMNIFIED PARTY") shall give the indemnifying party (the "INDEMNIFYING PARTY") prompt notice of any Losses (or potential Losses) which may be covered under this Article VIII and such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given). In the event the notice relates to a claim, assertion, action, suit or proceeding by a third party ("THIRD PARTY CLAIM") for which indemnification is provided hereunder, the Indemnified Party shall permit the Indemnifying Party (or its insurance company) to assume the defense of such claim, assertion, action, suit or proceeding and the Indemnifying Party (or its insurance company) may (i) prior to the commencement of any proceedings in connection with such Losses, undertake the negotiation of any resolution of the dispute relating to such Losses, including in accordance with the terms hereof any settlement or release, or (ii) undertake the defense of any proceeding (including any alternative dispute resolution proceeding) regarding such Losses by selecting legal counsel who shall be reasonably acceptable to the Indemnified Party. Failure of the Indemnifying Party to notify an Indemnified Party of its election to undertake the Indemnified Party's defense of a Third Party Claim within a reasonable time, but in no event more than thirty (30) days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to undertake the defense of such Third Party Claim. Willkie Farr & Gallagher, Neal, Gerber & Eisenberg and counsel for the Indemnifying Party's insurance company shall be deemed reasonably acceptable to the Indemnified Party.

                  (b) Provided the Indemnifying Party shall have undertaken the Indemnified Party's defense of a Third Party Claim with legal counsel reasonably acceptable to the Indemnified Party, and shall have so notified the Indemnified Party, the Indemnified Party shall be entitled to participate at its own expense in the aforesaid negotiation or defense of any claim relating to such Losses (subject to reimbursement to the limited extent provided in Section 8.3(e)), but such negotiations or defense shall be controlled by counsel to the Indemnifying Party.

                  (c) Except as provided in Section 8.3(e), the Indemnifying Party shall not be liable for payments relating to the resolution of any dispute or any settlement of any litigation or proceeding effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not, in the defense of any such Third Party Claim, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of each Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent any Indemnified Party declines to consent to a bona fide offer of settlement or compromise, the Indemnifying Party shall continue to defend, but the amount of such offer shall be the limit of the Indemnifying Party's liability with respect to such claim, action or proceeding with respect to the Indemnified Party that declined such offer. Notwithstanding the foregoing, the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent may be withheld in the sole and absolute discretion of the Indemnified Party) resolve any dispute or settle or compromise any claim regarding Losses from a Third Party Claim or consent to entry of any judgment which would impose an injunction or other equitable relief upon the Indemnified Party or which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of any such Losses.

                  (d) The failure to give notice of a claim under this Article VIII shall not release the Indemnifying Party of its obligations under this
Article VIII, except to the extent of the actual harm suffered thereby.

                  (e) In the event the Indemnifying Party fails after notice from the Indemnified Party to timely undertake negotiation of any dispute or defend, contest or otherwise protect against any claim or suit with respect to a Third Party Claim, and to so notify the Indemnified Party, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable attorneys' and experts' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the negotiation of any dispute and the defense of the matter subject to indemnification and the Indemnifying Party shall reimburse the Indemnified Party's reasonable costs incurred thereafter in connection with such cooperation and assistance.

                  (f) Notwithstanding anything to the contrary contained herein, neither Seller nor the Company shall be entitled to indemnification hereunder for any Losses to the extent it has received a credit therefor pursuant to Article V.


                                   ARTICLE IX
                                  Miscellaneous

         9.1 Survival. Except for the representations and warranties of Seller set forth in Section 6.1(k), which representations and warranties and the indemnification provision relating thereto shall survive Closing indefinitely, all other representations, warranties, covenants and agreements of Seller and of the Company set forth in this Agreement shall survive until the Company ceases to exist under the terms of the Operating Agreement.

         9.2 Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by (a) certified or registered mail, postage prepaid and return receipt requested, (b) commercial overnight courier service, or (c) delivered by hand with receipt acknowledged in writing, as follows:

                  To the Company:

                        GGP/Homart II L.L.C.
                        110 North Wacker Drive
                        Chicago, Illinois  60606
                        Attention:    Matthew Bucksbaum

                  with a copy thereof to:

                        The Comptroller of the State of New York,
                         as Trustee of the Common Retirement Fund
                        633 Third Avenue, 31st Floor

                        New York, New York 10017
                        Attention:   Assistant Deputy Comptroller --
                                     Investments and Cash Management

                        and

                        The Comptroller of the State of New York,
                         as Trustee of the Common Retirement Fund
                        633 Third Avenue, 31st Floor
                        New York, New York 10017
                        Attention:   Assistant Counsel


                        and

                        Willkie Farr & Gallagher
                        787 Seventh Avenue
                        New York, New York 10019-6097
                        Attention:   Monty Davis

                        and

                        Clarion Partners
                        335 Madison Avenue
                        New York, New York 10017
                        Attention:   Jeffrey A. Barclay

                  To Seller:

                        GGP Limited Partnership
                        110 N. Wacker Drive
                        Chicago, Illinois
                        Attention: Robert A. Michaels

                  with a copy to:

                        Neal, Gerber & Eisenberg
                        Two North LaSalle Street, Suite 2200
                        Chicago, Illinois  60602
                        Attention: Marshall E. Eisenberg

All notices (i) shall be deemed given when received if delivered by hand or overnight courier service or, if mailed as described above with appropriate postage, after 5 business days and (ii) may be given either by a party or by such party's attorneys. The cost of delivery shall be borne by the party delivering the notice.

         9.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single document when at least one counterpart has been executed and delivered by each party hereto.

         9.4 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the party hereto which is or will be affected by the terms of such change, modification, supplement or termination.

         9.5 Waiver. Each party shall have the right exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

         9.6 Successors and Assigns. Subject to the provisions of Section 9.10, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         9.7 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto, and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

         9.8 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         9.9 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Delaware (without regard to conflicts of law rules).

         9.10 Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other except that the Company may assign this Agreement to an Affiliate of the Company, it being acknowledged and agreed by the Company that no such assignment shall relieve the Company of its obligations under this Agreement.

         9.11 Headings; Exhibits. The headings or captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

         9.12 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

         9.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto.

         9.14 Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement against any other party or parties to enforce rights under this Agreement, the prevailing party's or parties' costs in such action, including reasonable attorneys' fees, shall be paid by the other party or parties. Any amounts owing hereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of Bank of America, N.A. (or any successor), as the same may change from time to time, plus four percent.

         9.15 Time of the Essence. Time is of the essence with regard to each provision of this Agreement. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a Saturday, Sunday or banking holiday, then the time of that period shall be deemed extended to the next day which is not a Sunday, Saturday or banking holiday. Each and every day described herein shall be deemed to end at 5:00 p.m. Central Time.

         9.16 Indemnification Against Broker Claims. Seller shall indemnify, defend and hold harmless the Company from and against all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claim that may be made by any broker or other person claiming to have dealt with Seller in connection with the Transactions, for a commission, fee or other compensation by reason of the Transactions including any loss, liability, costs and expenses (including reasonable counsel fees) incurred in enforcing this indemnity. The Company shall indemnify, defend and hold harmless Seller from all loss, liability, costs and expenses (including reasonable counsel fees) resulting from any claim that may be made by any broker or other person claiming a commission, fee or other compensation by reason of having dealt with the Company in connection with the Transactions, including any loss, liability, costs and expenses (including reasonable counsel fees) incurred in enforcing this indemnity. The provisions of this Section 9.16 shall survive the Closing or termination of this Agreement.

         9.17 Arbitration. Except as otherwise provided herein, in the event of any dispute in connection with the terms and provisions of this Agreement, the parties agree to submit such dispute to arbitration in accordance with the provisions of Section 14.13 of the Operating Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

SELLER:                                     COMPANY:

GGP LIMITED PARTNERSHIP,                    GGP/HOMART II L.L.C.,
a Delaware limited partnership              a Delaware limited liability company

By:  GENERAL GROWTH PROPERTIES, INC.
     a Delaware corporation,
     its general partner                    By:  /s/ Joel Bayer
                                                --------------------------------
                                            Name:    Joel Bayer
                                            Title:   Senior Vice President
By:  /s/ Joel Bayer
    -------------------------------
Name:    Joel Bayer
Title:   Senior Vice President

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits/Schedule Description

Exhibit A           Legal Description of the Land
Exhibit B           Permitted Exceptions
Exhibit C           [Intentionally Deleted]
Schedule 1.1-1      Anchors
Schedule 1.1-2      Personalty
Schedule 2.3(b)     List of Approved Leases
Schedule 6.1(e)     Rent Roll
Schedule 6.1(f)     Schedule of Arrearages
Schedule 6.1(g)     Leases
Schedule 6.1(h)     Claims under REA
Schedule 6.1(i)(a)  List of all Material Defaults Under Contracts
Schedule 6.1(i)(b)  List of all Contracts not terminable on 60 days or less notice
Schedule 6.1(j)     Permits and Licenses
Schedule 6.1(k)     Environmental Disclosure
Schedule 6.1(l)     Promotional Association Matters
Schedule 6.1(m)     Pending or Threatened litigation
Schedule 6.1(x)     List of Existing Indebtedness Documents
Schedule 6.1(y)     Insurance Policies
Schedule 6.1(ff)    Lease Brokerage Agreements
Schedule 6.1(ii)    Seller's Rights in Neighboring Properties
Schedule 6.1(oo)    Capital Expenditures in Progress or Contemplated
Schedule 6.1(ss)    Notices of Uncured Violations









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